www.genpt.com

News Release

April 30, 2024

FOR IMMEDIATE RELEASE

Genuine Parts Company Announces Changes to the Board and Declares Regular Quarterly Dividend

ATLANTA – Genuine Parts Company (NYSE: GPC), a leading global distributor of automotive and industrial replacement parts, announced that its shareholders elected Mr. Charles “Chuck” K. Stevens as a new director of the company. Additionally, Mr. E. Jenner Wood has retired as a director.

Mr. Stevens held the position of executive vice president and chief financial officer of General Motors Company from 2014 to 2018. Prior to that role, he held a variety of leadership positions within General Motors Company’s finance team.

“We want to extend our sincere gratitude to Jenner for his nearly 10 years of service on our board. We thank him for his leadership and many contributions to GPC,” said Paul Donahue, Chairman and CEO. “As Jenner retires, we would also like to welcome Chuck to our Board of Directors. His extensive experience in the automotive industry, along with his financial and accounting expertise, make him a valuable addition to our board. We look forward to his future contributions to GPC.”

In addition, GPC’s Board of Directors declared a regular quarterly cash dividend of one dollar ($1.00) per share on the company’s common stock. The dividend is payable July 1, 2024 to shareholders of record June 7, 2024.

About Genuine Parts Company

Established in 1928, Genuine Parts Company is a leading global service organization specializing in the distribution of automotive and industrial replacement parts. Our Automotive Parts Group operates across the U.S., Canada, Mexico, Australasia, France, the U.K., Ireland, Germany, Poland, the Netherlands, Belgium, Spain and Portugal, while our Industrial Parts Group serves customers in the U.S., Canada, Mexico and Australasia. We keep the world moving with a vast network of over 10,700 locations spanning 17 countries supported by more than 60,000 teammates. Learn more at genpt.com.

Investor Contact:	Media Contact:
Timothy Walsh (678) 934-5349	Heather Ross (678) 934-5220
Senior Director- Investor Relations	Vice President - Strategic Communications

Source: Genuine Parts Company